Exhibit (a)(1)(A)

                        Offer to Purchase for Cash Up to
          1,739,130 Shares of Delta and Pine Land Company Common Stock at a Purchase Price Not Greater Than $28.75 Nor Less Than $25.00 Per Share by

                          Delta and Pine Land Company


THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 17, 2005, UNLESS THE COMPANY EXTENDS THE TENDER OFFER.

Delta and Pine Land Company, a Delaware corporation (referred to herein as "we," "us," the "Company" or "D&PL"), is offering to purchase for cash up to 1,739,130 shares of its common stock, upon the terms and subject to the conditions set forth in this document and the letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer).

On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $28.75 nor less than $25.00 per share, net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering stockholders. We will select the lowest purchase price that will allow us to purchase 1,739,130 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $28.75 nor less than $25.00 per share. We will purchase at the purchase price all shares properly tendered at prices at or below the purchase price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the odd lot, conditional tender and proration provisions. We reserve the right, in our sole discretion, to purchase more than 1,739,130 shares in the tender offer, subject to applicable law. We will not purchase shares tendered at prices greater than the purchase price nor shares that we do not accept for purchase because of proration provisions or conditional tenders. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING NOR ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

                           ___________________________

                   The dealer manager for the tender offer is:

                               UBS Investment Bank
                           ___________________________

                     Offer to Purchase dated April 20, 2005.

                                    IMPORTANT

     If you wish to tender all or any part of your shares, you should either (1) complete and sign a letter of transmittal according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including the share certificates, to Illinois Stock Transfer Company, the depositary for the tender offer, or (2) tender the shares according to the procedure for book-entry transfer described in Section 3, or (3) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) you cannot deliver the other required documents to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

                          _____________________________

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. OF OUR DIRECTORS AND EXECUTIVE OFFICERS, ONE EXECUTIVE OFFICER HAS ADVISED US THAT HE INTENDS TO TENDER A PORTION OF HIS SHARES IN THE TENDER OFFER.

                         _____________________________

     Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "DLP." We publicly announced the tender offer on April 20, 2005, before the open of trading on the NYSE on that date. On April 15, 2005, the last trading day prior to printing this offer to purchase, the reported closing price of our common stock on the NYSE was $25.68 per share. We urge stockholders to obtain current market quotations for our common stock. See
Section 8.

                          _____________________________

     You may direct questions and requests for assistance to Georgeson Shareholder Communications Inc., the information agent for the tender offer, or UBS Securities LLC, the dealer manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. You may direct requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery to the information agent or the dealer manager.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price at which you may choose to tender your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the letter of transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by us or the dealer manager.

                          _____________________________

     We are not making the tender offer to (nor will we accept any tender of shares from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction.


                                                 TABLE OF CONTENTS


                                                                                                                Page
                                                                                                                ----

SUMMARY TERM SHEET................................................................................................1

FORWARD-LOOKING STATEMENTS........................................................................................7

INTRODUCTION.....................................................................................................10

THE TENDER OFFER.................................................................................................12
         1.       Number of Shares; Proration....................................................................12
         2.       Purpose of the Tender Offer....................................................................15
         3.       Procedures for Tendering Shares................................................................17
         4.       Withdrawal Rights..............................................................................23
         5.       Purchase of Shares and Payment of Purchase Price...............................................23
         6.       Conditional Tender of Shares...................................................................25
         7.       Conditions of the Tender Offer.................................................................26
         8.       Price Range of Shares; Dividends...............................................................29
         9.       Source and Amount of Funds.....................................................................30
         10.      Certain Information Concerning D&PL............................................................30
         11.      Interests of Directors and Executive Officers; Transactions and
                  Arrangements Concerning Shares.................................................................31
         12.      Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act...............................................................................36
         13.      Legal Matters; Regulatory Approvals............................................................37
         14.      U.S. Federal Income Tax Consequences...........................................................37
         15.      Extension of the Tender Offer; Termination; Amendment..........................................40
         16.      Fees and Expenses..............................................................................41
         17.      Miscellaneous..................................................................................42

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. You should realize that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is  offering  to  purchase my shares?

Delta and Pine Land Company, which we refer to as "our", "we", "us", the "Company" or "D&PL", is offering to purchase shares of its common stock.


What will the purchase price for the shares be?

We will determine the purchase price that we will pay per share promptly after the tender offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 1,739,130 shares, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. The purchase price will not be greater than $28.75 nor less than $25.00 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase pursuant to the tender offer, including the shares tendered at a price below the purchase price. We will not purchase shares tendered at prices greater than the purchase price or shares that we do not purchase because of proration provisions or conditional tenders. See Section 1.


How many shares will D&PL purchase?

We will purchase 1,739,130 shares properly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. The 1,739,130 shares that we are offering to purchase pursuant to the tender offer represent approximately 4.5% of the shares of common stock outstanding as of April 13, 2005 (or approximately 4.2% of the shares on a diluted basis, assuming the exercise of all outstanding stock options). Additionally, 1,066,667 shares of our Series M Convertible Non-Voting Preferred Stock were outstanding as of April 13, 2005. The Series M Convertible Non-Voting Preferred Stock is convertible to shares of common stock on a one-for-one basis.

We expressly reserve the right, to purchase an additional number of shares not to exceed 2% of the outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. See Section 1. The tender offer is not conditioned upon the receipt of financing nor on any minimum number of shares being tendered. See Section 7.

What will happen if more than 1,739,130 shares are tendered at or below the purchase price?

If more than 1,739,130 shares are tendered at or below the purchase price, we will purchase all shares tendered, at or below the purchase price on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which we will purchase on a priority basis as described in the immediately following paragraph and except for shares that were conditionally tendered and for which the condition was not satisfied. See Sections 5 and 6.


If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price before the tender offer expires and you complete the section entitled "Odd Lots" in the letter of transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.


How will D&PL pay for the shares?

We anticipate that we will fund the purchase of the shares tendered in the tender offer through cash on hand. See Section 9.


How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on Tuesday, May 17, 2005, at 12:00 Midnight, New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension that we may provide. See
Section 15. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.


Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See
Section 7 and Section 15.

How will I be notified if D&PL extends the tender offer or amends the term sof the tender offer?

If we decide to extend the tender offer, we will issue a press release not later than 9:00 a.m., New York City time, on the business day after the scheduled expiration date. We will announce any amendment to the tender offer by making a public announcement of the amendment and/or filing amended tender offer documents with the Securities and Exchange Commission. We post our press releases and filings with the Securities and Exchange Commission on our website at www.deltaandpine.com. See Section 15.


What is the purpose of the tender offer?

We believe that the tender offer is a prudent use of our financial resources given our strong cash position and expected future cash flows, business profile, assets and the current market price of our common stock. The tender offer represents an opportunity for us to return cash to stockholders who elect to tender their shares, while at the same time increasing non-tendering stockholders' proportionate interest in D&PL. See Section 2 and Section 10.


Are there any conditions to the tender offer?

Yes. The tender offer is subject to conditions, such as the absence of court and governmental action prohibiting the tender offer and of changes in general market conditions or our business that, in our judgment, are or may be materially adverse to us. See Section 7.


Following the tender offer, will D&PL continue as a public company?

Yes. Following the completion of the tender offer in accordance with its terms and conditions, D&PL's common stock will continue to be listed on the New York Stock Exchange and D&PL will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See Section 12.


How do I tender  my  shares?

The tender offer will expire at 12:00 Midnight, New York City time, on Tuesday, May 17, 2005, unless we extend the tender offer. To tender your shares, prior to the expiration of the tender offer:

- you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

- the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal or an agent's message in the case of a book-entry transfer; or

- you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

-    you must  comply  with the  guaranteed  delivery  procedures  described  in
     Section 3.

You should contact the information agent or the dealer manager for assistance at their respective addresses and telephone numbers set forth on the back cover page of this document. See Section 3 and the instructions to the letter of transmittal. Please note that D&PL will not purchase your shares in the tender offer unless the depositary receives the required documents prior to the expiration of the tender offer. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.


Once I have tendered shares in the tender offer, can I withdraw my tendered shares?

Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer which will occur at 12:00 Midnight, New York City time, on Tuesday, May 17, 2005, unless we extend the tender offer, in which case you can withdraw your shares until the expiration of the tender offer as extended. In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 Midnight, New York City time, on Wednesday, June 15, 2005. See
Section 4.


How do I withdraw shares I previously tendered?

You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

How do holders of vested stock options for shares participate in the tender offer?

If you hold vested but unexercised options, you may exercise such options for cash in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with this tender offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason. See Section 3.


Has D&PL or its Board of Directors adopted a position on the tender offer?

Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the dealer manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which to tender your shares. In so doing, you should read carefully the information in this offer to purchase and in the letter of transmittal, including our reasons for making the tender offer. Of our directors and executive officers, one executive officer has advised us that he intends to tender a portion of his shares in the tender offer. See
Section 2 and Section 11.


If I decide not to tender,  how will the tender offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the tender offer.


What is the recent market price for the shares?

We publicly announced the tender offer on April 20, 2005, before the opening of trading on the New York Stock Exchange on that date. On April 15, 2005, the last trading day prior to printing this offer to purchase, the reported closing price of our common stock on the NYSE was $25.68 per share. We urge you to obtain current market quotations for our common stock. See Section 8.


When will D&PL pay for the shares I tender?

We will pay the purchase price, net to you in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment; provided, however, that we do not expect to announce the results of the proration and begin paying for tendered shares until at least five business days after the expiration of the tender offer. See
Section 5.


Will I have to pay brokerage commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will be treated either as (1) a sale or exchange or (2) a distribution from us in respect of our stock. Holders of shares, including holders who are not U.S. holders, should consult their tax advisors as to the particular consequences to them of participation in the tender offer. See
Section 14.


Will I have to pay any stock transfer tax if I tender my shares?

If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.


Who can help answer my questions about the tender offer?

The information agent or the dealer manager can help answer your questions. The information agent is Georgeson Shareholder Communications Inc. and the dealer manager is UBS Securities LLC. Their contact information is set forth on the back cover page of this document.

                           FORWARD-LOOKING STATEMENTS

     This offer to purchase contains or incorporates by reference not only historical information, but also forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as "anticipates," "believes," "continues," "estimates," "expects," "goal," "intends," "may," "opportunity," "plans," "potential," "projects," "forecasts," "should," "will," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.

     Our actual results may differ from the forward-looking statements for many reasons, including:

    - Demand for our seed will be affected by government programs and policies and by weather. Demand for seed is also influenced by commodity prices, the cost of other crop inputs, and the demand for a crop's end-uses such as textiles, animal feed, cottonseed oil, food and raw materials for industrial use. These factors, along with weather, influence the cost and availability of seed for subsequent seasons. Weather impacts crop yields, commodity prices and the planting decisions that farmers make regarding both original planting commitments and, when necessary, replanting levels.

    - The planting seed market is highly competitive, and our products face competition from a number of seed companies, diversified chemical companies, agricultural biotechnology companies, governmental agencies and academic and scientific institutions. A number of chemical and biotechnology companies have seed production and/or distribution capabilities to ensure market access for new seed products and new technologies that may compete with the Bollgard(R) ("Bollgard") and Roundup Ready(R) ("Roundup Ready") gene technologies of Monsanto Company ("Monsanto"), our principal licensor of such technology. Our seed products and technologies contained therein may encounter substantial competition from technological advances by others or products from new market entrants. Many of our competitors are, or are affiliated with, large diversified companies that have substantially greater resources than we have.

    - We currently are engaged in a dispute resolution and arbitration process with Monsanto, the principal licensor of our cotton technology. In the arbitration, Monsanto is seeking a determination by the arbitrators of its right to terminate certain agreements between our companies, including the Bollgard and Roundup Ready licenses. In addition, we are currently engaged in litigation with Monsanto concerning the failed merger of the companies. The result of this litigation (and the process of litigating) may materially affect the results of our business.

    - There is no assurance that new technologies, such as the DeltaMax Cotton, LLC and Syngenta technologies, will result in commercially viable products or that such technologies are developed in the time frame or for the amounts estimated to complete. Also, there is no assurance that regulatory approval will be obtained for the products.

    - The production, distribution or sale of crop seed in or to foreign markets may be subject to special risks, including fluctuations in foreign currency, exchange rate controls, expropriation, nationalization and other agricultural, economic, tax and regulatory policies of foreign governments and shipping disruptions. Particular policies which may affect our domestic and international operations include the use of and the acceptance of products that were produced from plants that have been genetically modified, the testing, quarantine and other restrictions relating to the import and export of plants and seed products and the availability (or lack thereof) of proprietary protection for plant products. In addition, United States government policies, particularly those affecting foreign trade and investment, may impact our international operations.

    - The publicity related to genetically modified organisms ("GMOs") or products made from plants that contain GMOs may have an effect on our sales in the future. In 2004, approximately 94% of our cottonseed that was sold in the United States contained either or both of Monsanto's Bollgard and Roundup Ready gene technologies, and 95% of our soybean seed sales contained the Roundup Ready gene technology. Although many farmers have rapidly adopted these technologies, the concern of some customers and governmental entities over finished products that contain GMOs could impact demand for crops (and ultimately seed) raised from seed containing such traits.

    - Due to the varying levels of agricultural and social development of the international markets in which we operate and because of factors within the particular international markets we target, international profitability and growth may be less stable and predictable than domestic profitability and growth. Furthermore, recent action taken by the U.S. government, including that taken by the U.S. military in the aftermath of the tragic events of September 11, 2001, the war in Iraq, and conflicts between major cotton producing nations, may serve to further complicate our ability to execute our long range ex-U.S.
          business plans because those plans include future expansion into Uzbekistan, Pakistan and India. World health concerns about infectious diseases also affect the conduct of our international business.

    - Our customers in many markets, including the U.S., benefit from government subsidy programs. The Farm Security and Rural Investment Act of 2002 expires on January 1, 2007 (although this act includes the 2007 cotton planting season), and future U.S. farm subsidy programs are uncertain. Various other countries have challenged, and may continue to challenge, the appropriateness of U.S. farm subsidies through the World Trade Organization ("WTO") or other forums. The outcome of these challenges has not yet been determined, but may negatively impact U.S. farmers. U.S. farm programs and WTO rulings impacting such programs may materially affect the results of our business.

    - Overall profitability will depend on the factors noted above as well as weather conditions, government policies in all countries where we sell products and operate, worldwide commodity prices, our ability to successfully open new international markets, our ability to develop the Texas High Plains market, the technology partners' ability to obtain timely government approval (and maintain such approval) for existing and for additional biotechnology products on which they and D&PL are working, our technology partners' ability to successfully defend challenges to proprietary technologies licensed to us and our ability to produce sufficient commercial quantities of high quality planting seed of these products. Any delay in or inability to successfully complete these projects may affect future profitability. In addition, earnings forecasts do not consider the impact of potential transactions, their related accounting and other factors, that may be under consideration by the Company, but have not yet been completed or their effect determined at the date of a particular filing.

     For a more detailed discussion of these and other risks, see the information under the heading "Risk and Uncertainties" in our Annual Report on Form 10-K.

                                  INTRODUCTION

To the Holders of our common stock:

     We invite our stockholders to tender shares of our common stock, with a par value of $0.10 per share, for purchase by us. Upon the terms and subject to the conditions set forth in this offer to purchase and in the letter of transmittal, we are offering to purchase up to 1,739,130 shares of our common stock, at a price not greater than $28.75 nor less than $25.00 per share, net to the seller in cash, without interest.

     The tender offer will expire at 12:00 Midnight, New York City time, on Tuesday, May 17, 2005, unless extended (such date and time, as the same may be extended, the "expiration date"). We may, in our sole discretion, extend the period of time in which the tender offer will remain open.

     We will select the lowest purchase price that will allow us to buy 1,739,130 shares, or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn. We will acquire all shares that we purchase in the tender offer at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the "odd lot" priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will not purchase shares tendered at prices greater than the purchase price or shares that we do not accept for purchase because of proration provisions or conditional tenders. We will return tendered shares that we do not purchase to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

     We reserve the right, in our sole discretion, to purchase more than 1,739,130 shares pursuant to the tender offer, subject to certain limitations and legal requirements. See Section 1.

     Stockholders must complete the section of the letter of transmittal relating to the price at which they are tendering shares in order to properly tender shares.

     We will pay the purchase price, net to the tendering stockholders in cash, without interest, for all shares that we purchase. Tendering stockholders whose shares are registered in their own names and who tender directly to Illinois Stock Transfer Company, the depositary in the tender offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 9 to the letter of transmittal, stock transfer taxes on the purchase of shares by us pursuant to the tender offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

     The tender offer is not conditioned upon the receipt of financing or on any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. OF OUR DIRECTORS AND EXECUTIVE OFFICERS, ONE EXECUTIVE OFFICER HAS ADVISED US THAT HE INTENDS TO TENDER A PORTION OF HIS SHARES IN THE TENDER OFFER. SEE
SECTION 2 AND SECTION 11.

     If, at the expiration date, more than 1,739,130 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

     - first, from all holders of "odd lots" (holders of less than 100 shares) who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

     - second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by us, other than stockholders who tender conditionally and whose conditions are not satisfied; and

     - third, only if necessary to permit us to purchase 1,739,130 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares at or below the purchase price subject to the condition that a specified minimum number of the holder's shares be purchased if any of the holder's shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

     We may not purchase all of the shares tendered pursuant to the tender offer even if the shares are tendered at or below the purchase price. See Section 1,
Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

     Section 14 of this offer to purchase describes various United States federal income tax consequences of a sale of shares pursuant to the tender offer.

     Holders of vested but unexercised options to purchase shares may exercise such options for cash and tender some or all of the shares issued upon such exercise. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

     As of April 13, 2005, D&PL had 38,479,224 shares outstanding. The 1,739,130 shares that we are offering to purchase pursuant to the tender offer represent approximately 4.5% of the shares of common stock outstanding as of that date. Our common stock is listed and traded on the NYSE under the symbol "DLP". See
Section 8. On April 15, 2005, the last trading day prior to the printing of this offer to purchase, the reported closing price of our common stock on the NYSE was $25.68. We urge stockholders to obtain current market quotations for our common stock.

                                THE TENDER OFFER

1.   Number of Shares; Proration.

     General. Upon the terms and subject to the conditions of the tender offer, D&PL will purchase 1,739,130 shares of common stock, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with
Section 4 before the scheduled expiration date of the tender offer, at a price not greater than $28.75 nor less than $25.00 per share, net to the seller in cash, without interest.

     The term "expiration date" means 12:00 Midnight, New York City time, on Tuesday, May 17, 2005, unless D&PL, in its sole discretion, extends the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by D&PL, shall expire. See Section 15 for a description of D&PL's right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, D&PL may, and D&PL expressly reserves the right to purchase pursuant to the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See Section 15. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration, except for odd lots. The proration period and, except as described herein, withdrawal rights, expire on the expiration date.

     If we:

     - increase the price to be paid for shares above $28.75 per share or decrease the price to be paid for shares below $25.00 per share, or

     - increase the number of shares being sought in the tender offer and this increase in the number of shares sought exceeds 2% of the outstanding shares, or

     -    decrease the number of shares being sought, and

     - the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice, in the manner specified in Section 15, of any increase or decrease, then we will extend the tender offer until the expiration of ten business days from the date that we first publish notice of any increase or decrease. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The tender offer is not conditioned upon the receipt of financing or on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

     In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $28.75 nor less than $25.00 per share, at which they are willing to sell their shares to D&PL pursuant to the tender offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price that D&PL ultimately pays for shares properly tendered and not properly withdrawn in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $25.00 or as high as $28.75. If tendering stockholders wish to maximize the chance that D&PL will purchase their shares, they should check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election could result in the tendered shares being purchased at the minimum price of $25.00 per share. This election could also have the effect of decreasing the price at which D&PL purchases tendered shares because shares tendered using this election will be available for purchase at the minimum price of $25.00 per share.

     To tender shares properly, stockholders must specify one, and only one, price box in the appropriate section in each letter of transmittal. If you specify more than one price or if you fail to check any price at all you will not have validly tendered your shares. See Section 3.

     Promptly following the expiration date, D&PL will, in its sole discretion, determine the purchase price that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the number of shares tendered and the prices specified by tendering stockholders. D&PL will select the lowest purchase price, not greater than $28.75 nor less than $25.00 per share, net to the seller in cash, without interest, that will enable it to purchase 1,739,130 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in the tender offer. D&PL will purchase all shares properly tendered at or below the purchase price (and not properly withdrawn), all at the same purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot, proration and conditional tender provisions.

     D&PL will not purchase shares tendered at prices greater than the purchase price and shares that it does not accept in the tender offer because of proration provisions or conditional tenders. D&PL will return to the tendering stockholders shares that it does not purchase in the tender offer at D&PL's expense promptly after the expiration date. By following the instructions to the letter of transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but stockholders must submit a separate letter of transmittal for shares tendered at each price. Stockholders also can specify the order in which D&PL will purchase the specified portions of their shares in the event that, as a result of the proration provisions or otherwise, D&PL purchases some but not all of the tendered shares pursuant to the tender offer.

     If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is fewer than or equal to 1,739,130 shares, or such greater number of shares as D&PL may elect to purchase, subject to applicable law, D&PL will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

     Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if greater than 1,739,130 shares, or such greater number of shares as D&PL may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price, and not properly withdrawn prior to the expiration date, D&PL will purchase properly tendered shares on the basis set forth below:

     - First, we will purchase all shares tendered by all holders of "odd lots" who:

          - tender all shares owned beneficially or of record at a price at or below the purchase price selected by us (partial tenders will not qualify for this preference); and

          - complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     -    Second,  subject to the  conditional  tender  provisions  described in
          Section 6, we will purchase all other shares tendered at prices at or below the purchase price selected by us on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described below.

     - Third, only if necessary to permit us to purchase 1,739,130 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

     D&PL may not purchase all of the shares that a stockholder tenders in the tender offer even if they are tendered at prices at or below the purchase price. It is also possible that D&PL will not purchase any of the shares conditionally tendered even though those shares were tendered at prices at or below the purchase price.

     Odd Lots. For purposes of the tender offer, the term "odd lots" shall mean all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot" holder, who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, D&PL will accept odd lots for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder's shares on the NYSE. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     Proration. If proration of tendered shares is required, D&PL will determine the proration factor as soon as practicable following the expiration date. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6 of this offer to purchase, proration for each stockholder that tenders shares will be based on the ratio of the total number of shares that we accept for purchase (excluding "odd lots") to the total number of shares properly tendered (and not properly withdrawn) at or below the purchase price by all stockholders (other than "odd lot" holders).

     Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure and conditional tender provisions, D&PL does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until at least five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Stockholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain this information from their brokers.

     As described in Section 14, the number of shares that D&PL will purchase from a stockholder under the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder's decision whether or not to tender shares.

     We will mail this offer to purchase and the letter of transmittal to record holders of shares and we will furnish this offer to purchase to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on D&PL's stockholder list or, if applicable, that are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.   Purpose of the Tender Offer.

     D&PL believes that the tender offer is a prudent use of its financial resources given its strong cash position and expected future cash flows, business profile, assets and the current market price of its common stock. The tender offer represents an opportunity for D&PL to return cash to stockholders who elect to tender their shares. Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased pursuant to the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NYSE transactions.

     Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in D&PL as a result of a partial tender of shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of D&PL and will realize a proportionate increase in their relative equity interest in D&PL and will bear the risks and rewards associated with owning the equity securities of D&PL, including risks resulting from D&PL's purchase of shares.

     Our offer also presents some potential risks and disadvantages to us and our continuing stockholders. Our offer will reduce our "public float"; that is, the number of shares owned by outside stockholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. See Section 12.

     After the completion of the tender offer, D&PL expects to have sufficient cash flow and access to funding to meet its cash needs for normal operations and anticipated capital expenditures.

     Neither D&PL nor the D&PL Board of Directors nor the dealer manager makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. D&PL has not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender and the price or prices at which to tender. D&PL has been advised that of its directors and executive officers, one executive officer intends to tender a portion of his shares in the tender offer.

     D&PL may make stock repurchases from time to time on the open market and/or in private transactions. In February 2000, D&PL announced that its Board of Directors had authorized the Company to repurchase up to $50 million of its common stock. The repurchased shares are to be used to provide for option exercises and for other general corporate purposes. D&PL has repurchased approximately $47.5 million of its common stock under this repurchase authorization. Whether or not D&PL makes additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that D&PL purchases in this tender offer, D&PL's business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as D&PL may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders than the terms of the tender offer. Rule 13e-4 of the Exchange Act prohibits D&PL and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration date of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act.

     D&PL intends to treat as treasury stock the shares that it acquires pursuant to the tender offer. These shares will be available for D&PL to reissue without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the shares may then be listed) for various purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

3.   Procedures for Tendering Shares.

     Proper Tender of Shares. For stockholders to properly tender shares pursuant to the tender offer:

     - the depositary must receive, at the depositary's address set forth on the back cover page of this offer to purchase, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an "agent's message" in the case of a book-entry transfer and any other documents required by the letter of transmittal, before the tender offer expires; or

     - the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

     In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares in the tender offer must properly indicate the purchase price they will accept for their tendered shares by either (i) checking the box in the section captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer" in the letter of transmittal, which means the stockholder is willing to accept the purchase price determined by D&PL pursuant to the tender offer, or (ii) checking one, and only one, of the boxes in the section captioned "Shares Tendered at Price Determined by Stockholder" in the letter of transmittal indicating the price per share at which such stockholder's shares are being tendered.

     If tendering stockholders wish to maximize the chance that D&PL will purchase their shares, they should check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election could have the effect of decreasing the price at which D&PL purchases tendered shares because shares tendered using this election will be available for purchase at the minimum price of $25.00 per share and, as a result, it is possible that this election could result in D&PL purchasing tendered shares at the minimum price of $25.00 per share.

     A stockholder who desires to tender shares at more than one price must complete a separate letter of transmittal for each price at which such stockholder tenders shares, provided that a stockholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, stockholders must check one and only one price box in the appropriate section of each letter of transmittal. If you check more than one box or if you fail to check any box at all you will not have validly tendered your shares.

     Odd lot holders who tender all of their shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

     We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the depositary.

     Signature Guarantees. Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in an acceptable medallion guarantee program. Signatures on a letter of transmittal need not be guaranteed if:

     - the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal; or

     - shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of an acceptable medallion guarantee program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the letter of transmittal.

     If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

     D&PL will make payment for shares tendered and accepted for payment under the tender offer only after the depositary timely receives share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal, or an agent's message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

     Method of Delivery. The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

     Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although participants in the book-entry transfer facility may effect delivery of shares through a book-entry transfer into the depositary's account at the book-entry transfer facility, either:

     - a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an agent's message in the case of a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date; or

     -    the guaranteed delivery procedure described below must be followed.

     Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that D&PL may enforce the agreement against the participant.

     Company Stock Option Plans. D&PL is not offering, as part of the offer, to purchase any of the options outstanding under the Company's stock option plans and tenders of such options will not be accepted. In no event are any options to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

     Federal Backup Withholding Tax. Under the federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the depositary, each tendering stockholder should complete and sign the Substitute

Form W-9 included with the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that stockholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Tendering stockholders can obtain such statements from the depositary. See Instruction 13 of the letter of transmittal.

     Any tendering stockholder or other payee who fails to complete fully and sign the Substitute Form W-9 included with the letter of transmittal may be subject to required federal income tax backup withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the tender offer.

     Gross proceeds payable pursuant to the tender offer to a foreign stockholder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not:

     -    a citizen or resident of the United States,

     - a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof,

     - a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or

     - an estate the income of which is subject to United States federal income taxation regardless of its source.

     A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and D&PL withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed statement claiming such an exemption or reduction. Tendering stockholders can obtain such statements from the depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly executed statement claiming such exemption.
Tendering stockholders can obtain such statements from the depositary. See Instruction 13 of the letter of transmittal. We urge foreign stockholders to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

     For a discussion of United States federal income tax consequences to tendering stockholders, see Section 14.

     Guaranteed Delivery. If a stockholder desires to tender shares under the tender offer and the stockholder's share certificates are not immediately available or the stockholder cannot deliver the share certificates to the depositary before the expiration date, or the stockholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the stockholder may nevertheless tender the shares, provided that the stockholder satisfies all of the following conditions:

     - the stockholder makes the tender by or through an eligible guarantor institution;

     - the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form D&PL has provided, specifying the price at which the stockholder is tendering shares, including (where required) a guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

     - the depositary receives the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent's message, and any other documents required by the letter of transmittal, within three NYSE trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

     Return of Unpurchased Shares. The depositary will return certificates for unpurchased shares promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. D&PL will determine, in its sole discretion, all questions as to the number of shares that we will accept, the price that we will pay for shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and our determination will be final and binding on all parties. D&PL reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which D&PL determines may be unlawful. D&PL also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and D&PL's interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until the stockholder cures, or D&PL waives, all defects or irregularities. None of D&PL, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

     Tendering Stockholder's Representation and Warranty; D&PL's Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to D&PL that:

     - the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 of the Exchange Act; and

     -    the tender of shares complies with Rule 14e-4.

     It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering has a net long position equal to or greater than the amount tendered in:

     -    the shares; or

     -    securities   immediately   convertible   into,  or   exchangeable   or
          exercisable for, the shares; and

     - will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

     Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. D&PL's acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and D&PL upon the terms and conditions of the tender offer.

     Lost or Destroyed Certificates. Stockholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed must contact Illinois Stock Transfer Company, the depositary for this offer, at (800) 757-5755 or (312) 427-2953, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. The stockholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge. We urge stockholders to contact Illinois Stock Transfer Company immediately in order to permit timely processing of this documentation.

     Stockholders must deliver share certificates, together with a properly completed and duly executed letter of transmittal, including any signature guarantees, or an agent's message, and any other required documents to the depositary and not to D&PL, the information agent or the dealer manager. Neither D&PL, the information agent nor the dealer manager will forward any such documents to the depositary and delivery to D&PL, the information agent or the dealer manager will not constitute a proper tender of shares.

4.   Withdrawal Rights.

     Stockholders may withdraw shares tendered under the tender offer at any time prior to the expiration date and, unless accepted by D&PL for payment after the expiration date, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Wednesday, June 15, 2005.

     For a withdrawal to be effective, the depositary must timely receive a written or facsimile transmission notice of withdrawal at the depositary's address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares that the stockholder wishes to withdraw and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

     If a stockholder has tendered shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility's procedures. D&PL will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of D&PL, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

     A stockholder may not rescind a withdrawal and D&PL will deem any shares that a stockholder properly withdraws not properly tendered for purposes of the tender offer, unless the stockholder properly re-tenders the withdrawn shares before the expiration date by following one of the procedures described in
Section 3.

     If D&PL extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to D&PL's rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of D&PL, and stockholders may not withdraw these shares except to the extent tendering stockholders are entitled to withdrawal rights pursuant to applicable law and as described in this Section 4.

5.   Purchase of Shares and Payment of Purchase Price.

     Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, D&PL:

     - will determine the purchase price it will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

     - will accept for payment and pay for, and thereby purchase, up to 1,739,130 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date.

     For purposes of the tender offer, D&PL will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price determined by D&PL and not properly withdrawn, subject to the "odd lot," proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment pursuant to the tender offer.

     Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, D&PL will accept for payment and pay a single per share purchase price not greater than $28.75 nor less than $25.00 per share for 1,739,130 shares, subject to increase or decrease as provided in Section 15, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

     D&PL will pay for shares that it purchases pursuant to the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from D&PL and transmitting payment to the tendering stockholders.

     In the event of proration, D&PL will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, D&PL does not expect to be able to announce the final results of any proration and commence payment for shares purchased until at least five business days after the expiration date. Under no circumstances will D&PL pay interest on the purchase price regardless of any delay in making the payment. Shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares that D&PL does not accept for purchase due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at D&PL's expense, promptly after the expiration date or termination of the tender offer without expense to the tendering stockholders. If certain events occur, D&PL may not be obligated to purchase shares pursuant to the tender offer. See
Section 7. D&PL will issue a press release announcing the price it will pay for shares tendered in the offer promptly following the expiration date.

     D&PL will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however,

     - payment of the purchase price is to be made to any person other than the registered holder;

     - certificate(s) for shares not tendered or tendered but not purchased are to be returned in the name of and to any person other than the registered holder(s) of such shares; or

     - if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal;

the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 10 of the letter of transmittal.

     Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the Substitute Form W-9 included with the letter of transmittal may be subject to U.S. federal income tax backup withholding on the gross proceeds paid to the stockholder or other payee under the tender offer. See Section 3.

6.   Conditional Tender of Shares.

     Subject to the exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that D&PL must purchase a specified minimum number of the stockholder's shares tendered pursuant to a letter of transmittal if D&PL purchases any shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, and indicate the minimum number of shares that D&PL must purchase if D&PL purchases any shares. We urge each stockholder to consult with his or her own financial or tax advisors.

     After the expiration date, if more than 1,739,130 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any stockholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

     After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 1,739,130 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.   Conditions of the Tender Offer.

     Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after April 20, 2005 and before the expiration of the offer, any of the following events shall have occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the tender offer or with acceptance for payment:

     - there shall have been instituted or be pending or the Company shall have received notice of any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that:

          - challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer; or

          - in our reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), assets, income, operations or prospects of us or any of our subsidiaries, taken as a whole, or otherwise materially impair in any way the conduct of the business of us or any of our subsidiaries or materially impair our ability to achieve the purposes of the tender offer;

     - there shall have been any action pending or taken or of which the Company shall have received notice, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

          -    make the  acceptance  for payment of, or payment for, some or all
               of  the  shares   illegal  or  otherwise   restrict  or  prohibit
               completion of the tender offer;

          - delay or restrict the ability of us, or render us unable, to accept for payment or pay for some or all of the shares;

          - materially impair our ability to achieve the purposes of the tender offer; or

          - materially and adversely affect the business, condition (financial or otherwise), assets, income, operations or prospects of us or our subsidiaries, taken as a whole, or otherwise materially impair the conduct of the business of us or any of our subsidiaries;

     -    there shall have occurred:

          - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union;

          - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union;

          - a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

          - the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism;

          - any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, would affect the extension of credit by banks or other lending institutions in the United States;

          - any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or otherwise), assets, income, operations or prospects of us or our subsidiaries, taken as a whole, or otherwise materially impair in any way the conduct of the business of us or any of our subsidiaries;

          - in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof; or

          -    any  decline in the  market  price of the shares or the Dow Jones
               Industrial Average or the Standard and Poor's Index of 500 Industrial Companies or the New York Stock Exchange or the Nasdaq Composite Index by a material amount (including, without limitation, an amount greater than 10%) from the close of business on April 20, 2005;

     - a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries or affiliates, shall have been proposed, announced or made by any person;

     -    any of the following shall have occurred:

          - any "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have been formed that shall own or have acquired or proposed to acquire, or any entity or individual shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares;

          -    any  entity,  group or  person  who has filed a  Schedule  13D or
               Schedule 13G with the Securities and Exchange Commission on or before the commencement of this tender offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares; or

          - any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

     - any change or combination of changes shall have occurred, or as to which we have received notice, in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or any of our subsidiaries, taken as a whole, that in our judgment is reasonably likely to be material and adverse to us or any of our subsidiaries or that otherwise materially impairs the conduct of the business of us or any of our subsidiaries;

     - any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to us in our reasonable judgment; or

     - we reasonably determine that the completion of the tender offer and the purchase of the shares may:

          -    cause the shares to be held of record by fewer than 300  persons;
               or

          - cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

     The foregoing conditions are for our the sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time, before the expiration of the offer, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time before the expiration of the offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8.   Price Range of Shares; Dividends.

     Our common stock is listed and traded on the NYSE under the trading symbol "DLP." The following table sets forth the high and low closing selling prices for our common stock for, and the cash dividends declared on our common stock during, each of the quarterly periods presented.

                                                                                              Dividend
                                                             High              Low            Declared
                                                        --------------    -------------    --------------

Fiscal Year 2005 (ending August 31, 2005)
     Third Quarter (through April 15, 2005)                  $28.82           $25.62            $0.12
     Second Quarter                                          $30.49           $26.16            $0.12
     First Quarter                                           $27.48           $25.22            $0.12

Fiscal Year 2004 (ending August 31, 2004)
     Fourth Quarter                                          $25.80           $20.90            $0.12
     Third Quarter                                           $25.82           $22.80            $0.12
     Second Quarter                                          $26.63           $24.28            $0.12
     First Quarter                                           $25.40           $22.62            $0.10

Fiscal Year 2003 (ending August 31, 2003)
     Fourth Quarter                                          $25.30           $21.78            $0.10
     Third Quarter                                           $24.02           $18.70            $0.06
     Second Quarter                                          $20.96           $19.18            $0.06
     First Quarter                                           $20.79           $17.96            $0.05

     Stockholders of Record. As of April 14, 2005, there were 272 stockholders of record of our common stock, as furnished by our stock transfer agent and registrar, Illinois Stock Transfer Company. Several brokerage firms, banks and other institutions ("nominees") are listed once on the stockholders of record listing. However, in most cases, the nominees' holdings represent blocks of our stock held in brokerage accounts for a number of stockholders. As such, our actual number of stockholders is difficult to estimate with precision, but we estimate we have approximately 20,000 stockholders.

     Dividends. Our dividend policy is determined at the discretion of our Board of Directors. While we currently anticipate that quarterly cash dividends will continue to be paid in the future, there can be no assurance that payment of the dividend will continue. Our ability to pay any cash dividends on our stock is dependent on our earnings and cash requirements.

     Recent Market Price. We publicly announced the tender offer on April 20, 2005, before the open of trading on the NYSE on that date. On April 15, 2005, the last trading day prior to printing of the tender offer, the reported closing price per share of our common stock on the NYSE was $25.68. We urge stockholders to obtain current market quotations for the common stock.

9.   Source and Amount of Funds.

     Assuming that 1,739,130 shares of our common stock are purchased in the tender offer, at a price between $25.00 and $28.75 per share, the aggregate purchase price will be between approximately $43.5 million and $50.0 million. We anticipate that we will fund the purchase of the shares tendered in the offer through cash on hand.

10.  Certain Information Concerning D&PL.

     General. D&PL is primarily engaged in the breeding, production, conditioning and marketing of proprietary varieties of cotton planting seed in the United States and other cotton producing nations. We also breed, produce, condition and market soybean planting seed in the United States.

     Since 1915, we have bred, produced and/or marketed upland picker varieties of cotton planting seed for cotton varieties that are grown primarily east of Texas and in Arizona. We have used our extensive classical plant breeding programs to develop a gene pool necessary for producing cotton varieties with improved agronomic traits important to farmers (such as crop yield) and to textile manufacturers (such as enhanced fiber characteristics).

     In 1980, we added soybean seed to our product line. In 1996, we commenced commercial sales in the United States of cotton planting seed containing Bollgard gene technology licensed from Monsanto which expresses a protein toxic to certain lepidopteran pests. Since 1997, we have marketed in the U.S. cotton planting seed that contains a gene that provides tolerance to glyphosate-based herbicides, commonly referred to as Roundup Ready cotton. In 1997, we commenced commercial sales in the U.S. of soybean planting seed that contains a gene that provides tolerance to glyphosate-based herbicides ("Roundup Ready Soybeans"). In 1998, we commenced sales of cotton planting seed of varieties containing both the Bollgard and Roundup Ready genes.

     During the 1980's, as a component of our long-term growth strategy, we began to market our products, primarily cottonseed, internationally. Over a period of years, we have strengthened and expanded our international staff in order to support our expanding international business. In foreign countries, cotton acreage is often planted with farmer-saved seed which has not been delinted or treated and is of low overall quality. We believe that we have an attractive opportunity to penetrate foreign markets because of our widely adaptable, superior cotton varieties, technological know-how in producing and conditioning high-quality seed and our brand name recognition. Furthermore, Monsanto's Bollgard and Roundup Ready gene technologies (that we either have licensed or have options to license) are effective in many countries and could bring value to farmers.

     We sell our products in foreign countries through (i) export sales to distributors and (ii) direct in-country operations through either joint ventures or wholly-owned subsidiaries. The method varies and evolves, depending on our assessment of the potential size and profitability of the market, governmental policies, currency and credit risks, sophistication of the target country's agricultural economy, and costs (as compared to risks) of commencing physical operations in a particular country. In 2004, the majority of international sales came from direct in-country operations (primarily Argentina, Australia, Brazil, China, South Africa and Turkey).

     Where You Can Find More Information. D&PL is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. D&PL is required to disclose in these proxy statements certain information, as of particular dates, concerning its directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of D&PL and any material interest of such persons in transactions with D&PL. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, D&PL has filed electronically with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO that includes additional information with respect to the tender offer. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. These reports, statements and other information concerning D&PL also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about us.

     SEC Filings (File No. 001-14136)            Period or Date Filed
     --------------------------------            ------------------------------

     Annual Report on Form 10-K                  Year Ended August 31, 2004
     Quarterly Report on Form 10-Q               Quarter Ended February 28, 2005
     Proxy Statement                             Filed on December 1, 2004

     We incorporate by reference the documents listed above. These documents can be accessed free of charge at the website of the Securities and Exchange Commission cited above. You also may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: R.D. Greene, Delta and Pine Land Company, One Cotton Row, Scott, Mississippi, 38772. Please be sure to include your complete name and address in the request.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

     As of April 13, 2005, D&PL had 38,479,224 shares outstanding (not including 2,344,166 shares held in treasury and 8,307,403 shares reserved for issuance under various equity compensation plans). The 1,739,130 shares that we are offering to purchase pursuant to the tender offer represent approximately 4.5% of the shares of common stock outstanding as of that date (or approximately 4.2% of the shares on a diluted basis, assuming the exercise of all outstanding stock options). Of the reserved shares, 2,689,270 shares are issuable upon exercise of outstanding stock options. Additionally, 1,066,667 shares of our Series M Convertible Non-Voting Preferred Stock were outstanding as of April 13, 2005. The Series M Convertible Non-Voting Preferred Stock is convertible to shares of common stock on a one-for-one basis.

     To the best of our knowledge, the following table sets forth certain information regarding the beneficial ownership of common stock as of April 13, 2005 for all persons who beneficially owned at least 5% of our common stock as of such date, as well as each of our named executive officers, directors and all directors and executive officers as a group.

                                                               Shares
                                                            Beneficially
Name of Beneficial Owner                                      Owned (13)             Percent of Class
-------------------------------------------------------------------------------------------------------
Sterling Capital Management, LLC(1)                                  4,243,410            11.0%
Westfield Capital Management Co. LLC(2)                              2,260,675            5.86%
Stephens Group, Inc.(3)                                              1,070,004             2.8%
Jon E. M. Jacoby(4)                                                     58,731              *
F. Murray Robinson(5)                                                   96,446              *
W. Thomas Jagodinski(6) (11)                                            76,211              *
Rudi E. Scheidt(7)                                                      62,445              *
Stanley P. Roth(8)                                                      50,833              *
Nam-Hai Chua(9)                                                         10,666              *
Joseph M. Murphy(10)                                                       698              *
Charles R. Dismuke, Jr.(6) (12)                                        102,000              *
Ricky D. Greene(6)                                                         500              *
William V. Hugie(6)                                                        490              *
Thomas A. Kerby(6)                                                           0              *
All directors and executive officers of
     D&PL as a group (19 persons) (13)                                 646,782             1.7%

_________________________________
* Less than one percent

(1) This information is as of December 31, 2004 and is derived from the Form 13G/A filed with the SEC on January 4, 2005. The mailing address for Sterling Capital Management is 4064 Colony Road, Suite 300, Charlotte, North Carolina 28211.

(2) This information is as of December 31, 2004 and is derived from the Form 13G filed with the SEC on February 14, 2005. The mailing address for Westfield Capital Management is One Financial Center, Boston, Massachusetts 02111.

(3) Mr. Jacoby, a director of Stephens Group, Inc. ("SGI") and an employee of its subsidiary, Stephens, Inc., owns 58,731 shares which are not included. (See Note 4 below). The mailing address for Stephens Group, Inc. and affiliates is 111 Center Street, Little Rock, Arkansas 72201.

(4) Includes the following shares: 5,437 shares owned by Jacoby Enterprises, Inc., as to which Mr. Jacoby has sole power to vote and sole power of disposition, 20,094 shares held in an IRA account, 8,200 shares held by an LLC as to which Mr. Jacoby disclaims beneficial ownership and 25,000 shares owned beneficially by Mr. Jacoby. Does not include shares owned by SGI, or other of its affiliates, except Jacoby Enterprises, Inc. (See Note 3 above). The mailing address for Jacoby Enterprises, Inc., and Mr. Jacoby is 111 Center Street, Little Rock, Arkansas 72201.

(5) Includes 38,000 shares owned by a Charitable Remainder Unit Trust ("CRUT"). Mr. Robinson disclaims beneficial ownership of shares owned by the CRUT. The mailing address for Mr. Robinson is 1520 Woodruff Lane, Bloomington, Indiana 47401.

(6) The mailing address for Messrs. Jagodinski, Dismuke, Greene, Hugie, and Kerby is One Cotton Row, Scott, Mississippi 38772.

(7) Includes 17,000 shares owned by the Scheidt Family Foundation and 45,445 shares owned beneficially by Mr. Scheidt. The mailing address for Mr. Scheidt is 54 South White Station Road, Memphis, Tennessee 38117.

(8) Includes 27,500 shares owned by North American Capital Corporation, as to which Mr. Roth has sole power to vote and sole power of disposition and 23,333 shares owned beneficially by Mr. Roth. The mailing address for Mr. Roth is 510 Broad Hollow Road, Suite 206, Melville, New York 11747.

(9) The shares indicated are owned by Dr. Chua's wife. Dr. Chua disclaims beneficial ownership of these shares. The mailing address for Dr. Chua is c/o Laboratory of Plant Molecular Biology, Rockefeller University, 1230 York Avenue, New York, New York 10021-6399.

(10) The shares indicated are owned by Mr. Murphy's wife. Mr. Murphy disclaims beneficial ownership of these shares. The mailing address for Mr. Murphy is 200 East 42nd Street, 9th Floor, New York, New York 10017.

(11) Includes 3,555 shares owned by Mr. Jagodinski's wife. Mr. Jagodinski disclaims beneficial ownership of shares owned by his wife.

(12) Includes 30,000 shares owned by Mr. Dismuke's wife. Mr. Dismuke disclaims beneficial ownership of shares owned by his wife.

(13) As a group, the 646,782 shares shown exclude vested and unvested options for 46,778 shares pursuant to the 1993 Delta and Pine Land Company Stock Option Plan and options for 1,673,144 shares pursuant to the 1995 Long-Term Incentive Plan for a total of 1,719,922. These option amounts in the preceding sentence include vested options of 1,300,328 for each individual listed in the table (which amounts are excluded from the table) as follows:
     Jon E. M. Jacoby, 100,085; F. Murray Robinson, 132,084; W. Thomas Jagodinski, 323,820; Rudi E. Scheidt, 100,085; Stanley P. Roth, 100,085; Nam-Hai Chua, 100,085; Joseph M. Murphy, 98,307; Charles R. Dismuke, Jr., 80,000; Ricky D. Greene, 67,000; William V. Hugie, 115,000; Thomas A. Kerby, 83,777.


     The directors and executive officers of D&PL are entitled to participate in the tender offer on the same basis as all other stockholders. Of our officers and directors, we have been advised that Mr. Dismuke, one of our executive officers, intends to tender 35,000 shares at a purchase price selected by him. He has advised us that he is tendering the shares for the purpose of diversifying his investments.

     All of the other directors and executive officers have advised D&PL that they do not intend to tender any shares in the tender offer. To D&PL's knowledge, except as set forth above, none of D&PL's affiliates intends to tender any shares in the tender offer.

     Based on D&PL's records and information provided to D&PL by its directors, executive officers, associates and subsidiaries, neither D&PL, nor, to the best of D&PL's knowledge, any directors or executive officers of D&PL or any associates or subsidiaries of D&PL, has effected any transactions in shares during the 60-day period prior to the date of this offer to purchase, except as set forth below.

     The following is a list of the shares of common stock that D&PL purchased under its previously announced share repurchase program during the 60-day period prior to the date of this offer to purchase.

                        Shares         Average Price
       Date            Purchased         Per Share
       ----            ---------       -------------
     03/08/05            30,000           $ 27.22
     03/09/05            49,500           $ 26.59
     03/10/05            49,500           $ 26.99
     03/11/05            49,500           $ 26.49
     03/14/05            43,000           $ 26.80
     03/15/05            50,000           $ 26.58
     03/16/05            40,000           $ 26.26
     03/17/05            40,000           $ 26.21
     03/18/05            50,000           $ 26.06
     03/21/05            32,000           $ 25.24
     03/22/05            29,200           $ 25.84
     03/23/05            40,000           $ 25.98
     03/24/05            23,800           $ 25.95
     03/28/05            40,000           $ 26.59
     03/29/05            30,000           $ 26.71
     03/30/05            40,000           $ 26.48
     03/31/05            36,100           $ 26.78
     04/01/05            4,100            $ 27.74

     Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, none of any of our associates or subsidiaries or persons controlling us or, to the best of our knowledge, any of our directors or executive directors or any of our subsidiaries, or any associates or subsidiaries of any of the foregoing, has effected any transactions in our shares on the date of this offer to purchase or during the 60 days prior to the date of this offer to purchase, except as described below.

                                  Date of           Nature of         Number of       Price Per
Name                            Transaction        Transaction         Shares           Share
----                            -----------        -----------         ------           -----
Charles R. Dismuke               02/28/05             Gift*            12,334            n/a
James Willeke                    04/06/05         Stock Option         25,000           $15.71
                                                    Exercise
James Willeke                    04/06/05             Sale             25,000         $27.5398

______________________
*Mr. Dismuke gifted these 12,334 shares to his wife and he disclaims beneficial ownership of the shares.

     We currently have three plans pursuant to which equity awards are granted and issued: the 1993 Stock Option Plan (the "1993 Plan"), the 1995 Long-Term Incentive Plan (the "1995 Plan") and the 2005 Omnibus Stock Plan (the "2005 Plan").

     In 1993, the Company adopted the 1993 Plan, but no more options were granted under this plan effective with the adoption of the 1995 Plan. In 1995, the Company's Board of Directors adopted the 1995 Plan that was ratified by the stockholders at the 1996 Annual Meeting. In 2000, the 1995 Plan was amended and restated eliminating the ability of our Board of Directors to award stock appreciation rights, restricted shares of common stock and performance unit credits. Pursuant to the amended and restated 1995 Plan, the Board of Directors may award stock options to officers, key employees and directors. Under the amended and restated 1995 Plan, 5,120,000 shares are authorized for grant, which is an increase from the original 2,560,000 shares. As of April 13, 2005, options for 5,310,359 shares have been granted under the 1995 Plan, of which 1,308,492 have been forfeited, leaving available for grant 1,118,133 shares.

     Under the 1993 Plan, all stock options granted vested at a rate of 20% per annum commencing on the first day of the second and each succeeding year following each grant and expire ten years from the date of the grant. The number of shares available for grant under the 1993 Plan and upon forfeitures of options outstanding thereunder has been reduced to zero, and no further option grants are being made under this plan.

     Stock options granted under the 1995 Plan vest in accordance with an option agreement that contains the terms and conditions applicable to each option grant. No option shall be exercisable after ten years from the date of the grant. Shares subject to options and awards under the 1995 Plan which expire unexercised are available for new option grants and awards.

     The 2005 Plan was approved at our Annual Meeting of Stockholders in January 2005. The 2005 Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock and restricted stock units to D&PL employees, independent contractors and members of the Board of Directors at the discretion of the Compensation Committee of the Board. Such a grant, subject to the terms and provisions of the 2005 Plan, is in such number and upon such terms as determined by the Compensation Committee.

     Up to 4,500,000 shares are available for grants under the 2005 Plan. No shares under the 2005 Plan have yet been issued. Also, the shares available under the 2005 Plan are in addition to the shares available under the 1995 Plan. The maximum number of shares which may be issued for awards of restricted stock and restricted stock units is 2,100,000 shares. The maximum number of shares with respect to which shares or restricted stock, restricted stock units, options or a combination thereof may be granted during any year to any person is 250,000 shares.

     Except as otherwise described in this Offer to Purchase, none of D&PL or any person controlling us or, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to our offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

     The purchase by D&PL of shares pursuant to the tender offer may reduce the number of shares of common stock that might otherwise be traded publicly and may reduce the number of D&PL stockholders. These reductions may reduce the volume of trading in our shares of common stock and may result in lower stock prices and reduced liquidity in the trading of our shares of common stock following completion of the tender offer. Stockholders may be able to sell non-tendered shares of common stock in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

     As of April 13, 2005, D&PL had 38,479,224 shares outstanding (not including 2,344,166 shares held in treasury and 8,307,403 shares reserved for issuance under various equity compensation plans). The 1,739,130 shares that we are offering to purchase pursuant to the tender offer represent approximately 4.5% of the shares of common stock outstanding as of that date (or approximately 4.2% of the shares on a diluted basis, assuming the exercise of all outstanding stock options). Of the reserved shares, 2,689,270 shares are issuable upon exercise of outstanding stock options. Additionally, 1,066,667 shares of our Series M Convertible Non-Voting Preferred Stock are outstanding as of April 13, 2005. The Series M Convertible Non-Voting Preferred Stock is convertible to shares of common stock on a one-for-one basis.

     D&PL anticipates that there will be a sufficient number of shares of common stock outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for such shares. Based upon published guidelines of the NYSE, D&PL does not believe that its purchase of shares pursuant to the tender offer will cause the remaining outstanding shares of D&PL common stock to be delisted from the NYSE.

     Our shares are "margin securities" under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. D&PL believes that, following the purchase of shares pursuant to the tender offer, the shares of common stock remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board's margin rules and regulations.

     Our common stock is registered under the Exchange Act, which requires, among other things, that D&PL furnish certain information to its stockholders and the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of the D&PL stockholders. D&PL believes that its purchase of shares pursuant to the tender offer will not result in the common stock becoming eligible for deregistration under the Exchange Act.

13.  Legal Matters; Regulatory Approvals.

     D&PL is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by D&PL as contemplated by the tender offer. Should any approval or other action be required, D&PL presently contemplates that it will seek that approval or other action. D&PL is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of D&PL under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.  U.S. Federal Income Tax Consequences.

     The following describes the material United States federal income tax consequences relevant to the tender offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States or persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction). In particular, different rules may apply to shares received through the exercise of employee stock options or otherwise as compensation. This discussion does not address the state, local or foreign tax consequences of participating in the tender offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

     As used herein, a "Holder" means a beneficial holder of shares that is a citizen or resident of the United States, a corporation or entity taxable as a corporation created or organized in or under the laws of the United States or any State thereof, a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or an estate the income of which is subject to United States federal income taxation regardless of its source.

     Holders of shares who are not United States holders ("foreign stockholders") should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

     If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors.

     We urge stockholders to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

     Non-Participation in the Tender Offer. Holders of shares who do not participate in the tender offer will not incur any tax liability as a result of the consummation of the tender offer.

     Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. A Holder who participates in the tender offer will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a distribution from us with respect to our stock.

     Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of shares for cash if the exchange:

     - results in a "complete termination" of all such Holder's equity interest in us;

     - results in a "substantially disproportionate" redemption with respect to such Holder; or

     - is "not essentially equivalent to a dividend" with respect to such Holder.

     In applying the Section 302 tests, a Holder must take account of shares that such Holder constructively owns under attribution rules, pursuant to which the Holder will be treated as owning shares owned by certain family members (except that in the case of a "complete termination" a Holder may, under certain circumstances, waive attribution from family members) and related entities and shares that the Holder has the right to acquire by exercise of an option.

     An exchange of shares for cash will be a substantially disproportionate redemption with respect to a Holder if (A) the percentage of our outstanding voting stock that the Holder actually and constructively owns after the redemption (treating as not outstanding all stock purchased by us pursuant to the tender offer) is less than 80% of the percentage of our outstanding voting stock that the Holder owned immediately before the exchange (treating as outstanding all stock purchased by us pursuant to the tender offer), (B) the percentage of our outstanding common stock that the Holder actually and constructively owns after the redemption (treating as not outstanding all stock purchased by us pursuant to the tender offer) is less than 80% of the percentage of our outstanding common stock that the Holder owned immediately before the exchange (treating as outstanding all stock purchased by us pursuant to the tender offer), and (C) the Holder owns after the redemption less than fifty percent of the total voting power of all classes of our stock entitled to vote. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

     If an exchange of shares for cash fails to satisfy the "substantially disproportionate" test, the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. An exchange of shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the Holder's equity interest in us. The Internal Revenue Service has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Under this ruling, it is likely that a small minority stockholder who exercises no control over D&PL, and all of whose actually and constructively owned shares are tendered at or below the purchase price, would satisfy the "not essentially equivalent to a dividend" test notwithstanding proration in the tender offer. If you expect to rely on the "not essentially equivalent to a dividend" test, you should consult your own tax advisor as to its application in your particular situation.

     Holders should be aware that it is possible that an acquisition or disposition of shares by a Holder substantially contemporaneously with the offer will be taken into account in determining whether any of the three tests described above is satisfied. Holders should consult their tax advisors as to any effect of such an event on the application of these tests.

     If a Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Calculation of gain or loss must be made separately for each block of shares owned by a Holder. Under the tax laws, a Holder may be able to designate which blocks and the order of such blocks to be tendered pursuant to the tender offer. If no designation is made, the shares earliest acquired by the Holder will be considered redeemed for purposes of determining basis and holding period.

     If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such Holder pursuant to the exchange will be treated as a dividend to the extent of the Holder's allocable portion of our current and accumulated earnings and profits and then as a return of capital to the extent of the Holder's basis in the shares exchanged and thereafter as capital gain. Provided certain holding period requirements are satisfied, non-corporate Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. Such a dividend will be taxed at a maximum rate of 15% in its entirety, without reduction for the tax basis of the shares exchanged. To the extent that a purchase of a non-corporate Holder's shares by us in the tender offer is treated as the receipt by the Holder of a dividend, the non-corporate Holder's remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased shares will be added to any shares retained by the Holder. To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it may be subject to the "extraordinary dividend" provisions of the Code. If the extraordinary dividend provisions are applicable, the corporate Holder's basis in the purchased shares may be reduced (but not below zero) by the non-taxed portion of the dividend before adding such basis to the basis of the shares retained by the Holder, and if the non-taxed portion of the dividend exceeds the basis, the corporate Holder may recognize gain in the amount of such excess. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code in their particular circumstances.

     We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above. However, see Section 6 regarding a Holder's right to tender shares subject to the condition that D&PL must purchase a specified minimum number of such Holder's shares (if any are to be purchased).

     See Section 3 with respect to the application of federal income tax withholding and backup withholding.

     We urge stockholders to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including the applicability and effect of state, local and foreign tax laws.

15.  Extension of the Tender Offer; Termination; Amendment.

     D&PL expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by D&PL to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. D&PL also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of the termination or postponement. D&PL's reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that D&PL must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, D&PL further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by D&PL to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which D&PL may choose to make a public announcement, except as required by applicable law, D&PL shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through PR Newswire.

     If D&PL materially changes the terms of the tender offer or the information concerning the tender offer, D&PL will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.

     If D&PL (1) increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then the tender offer will be extended until the expiration of such ten business day period. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.  Fees and Expenses.

     D&PL has retained Georgeson Shareholder Communications Inc. to act as information agent and Illinois Stock Transfer Company to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by D&PL for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

     D&PL has retained UBS Securities LLC to act as the dealer manager in connection with the tender offer. UBS Securities LLC will receive reasonable and customary compensation. D&PL also has agreed to indemnify UBS Securities LLC against certain liabilities in connection with the tender offer, including liabilities under the U.S. federal securities laws. In the ordinary course of its trading and brokerage activities, UBS Securities LLC and its affiliates may hold positions, for their own accounts or for those of their customers, in securities of D&PL.

     No fees or commissions will be payable by D&PL to brokers, dealers, commercial banks or trust companies (other than fees to the dealer manager, the information agent and the depositary, as described above) for soliciting tenders of shares under the tender offer. We urge stockholders holding shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. D&PL, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of D&PL, the dealer manager, the information agent, the depositary or the trustee for D&PL's employee plans for purposes of the tender offer. D&PL will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and Instruction 10 in the letter of transmittal.

17.  Miscellaneous.

     D&PL is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If D&PL becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, D&PL will make a good faith effort to comply with the applicable law. If, after such good faith effort, D&PL cannot comply with the applicable law, D&PL will not make the tender offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, D&PL has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth in Section 10 with respect to information concerning D&PL.

     D&PL has not authorized any person to make any recommendation on behalf of D&PL as to whether you should tender or refrain from tendering your shares in the tender offer. D&PL has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or in the letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by D&PL or the dealer manager.

April 20, 2005

     The letter of transmittal and share certificates and any other required documents should be sent or delivered by each stockholder or that stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                         Illinois Stock Transfer Company
                          Telephone: (800) 757-5755 or
                                 (312) 427-2953
                            Facsimile: (312) 427-2879
                    Hours: 7:30 a.m. - 4:00 p.m. Central Time

        By First Class Mail:            By Express Mail or Overnight                     By Hand:
                                                  Courier:
209 West Jackson Boulevard,              209 West Jackson Boulevard,             209 West Jackson Boulevard,
         Suite 903                               Suite 903                               Suite 903
      Chicago, IL 60606                      Chicago, IL 60606                       Chicago, IL 60606

     Please direct any questions or requests for assistance to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Please direct requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery to the information agent at its telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. Please contact the depositary to confirm delivery of shares.

                     The Information Agent for the Offer is:

                             Georgeson Shareholder

                           17 State Street, 10th Floor
                               New York, NY 10004
                           (800) 561-4184 (Toll Free)
                     Banks and Brokerage Firms please call:
                                 (212) 440-9800

                      The Dealer Manager for the Offer is:

                               UBS Securities LLC

                                 299 Park Avenue
                               New York, NY 10171
                          Attn: Equity Capital Markets
                              Call: (212) 821-2100